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                                                                Exhibit 10.P.(3)



                                                  December 10, 1993




Mr. Judd R. Cool
Vice President-Human Resources
0 F F I C E



  This letter will clarify, restate and supersede in their entirety all provisions for supplemental pension and other benefits arrangements referred to
(a) under the heading "Benefits" in that certain letter from Frank W. Luerssen, as Chairman and Chief Executive Officer of Inland Steel Industries, Inc. ("the Company"), to you dated September 2, 1987 and (b) in that certain letter from Frank W. Luerssen to you dated November 23, 1987.

                       A.  Supplemental Pension Benefits

  Upon your retirement as an employee of the Company, the Company will make supplemental pension payments to you equal to the excess, if any, of payments you would have received under the Company's qualified and non-qualified pension plans as if your total Company and prior employer's (Kennecott's) service and earnings were included in the calculation of benefit payments under such plans over (i) payments you would receive from your prior employer's qualified and non-qualified pension plans (based on your actual vested benefits under those plans, but paid on the commencement date and in accordance with the annuity form of payment under the Inland Steel Industries Pension Plan Supplement For Salaried Employees of Inland Steel Industries, Inc. and Certain Subsidiaries (the "Plan")) and (ii) payments you actually receive from the Company's qualified and non-qualified pension plans. Any such supplemental pension benefits paid to you or to your Surviving Spouse (as defined in the Plan) shall begin upon the commencement of payments under the Company's pension plans and shall be of the same annuity form as benefit payments made under the Plan, provided, however, that upon your death at any time prior to or after your retirement, your Surviving Spouse will be deemed to be immediately eligible to receive a Surviving Spouse Benefit (as defined in the Plan), and provided, further, that if you had not attained the age of 62 at the time your Surviving Spouse first becomes entitled to receive any supplemental pension payments hereunder, the amount of such payments shall be calculated as if you had then attained such age and for service purposes had continued to be employed by the Company until the attainment of such age.
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                        B.  Salary Continuation Benefit

  You shall be entitled to a monthly salary continuation benefit on your retirement at or after age 60 or on your attainment of age 60 under certain other circumstances. The amount of such benefit shall be one two hundred fortieth (1/240) of your Salary Continuation Benefit Amount (referred to below), payable to you on the first day of each month during the period commencing with the month immediately following your retirement at or after age 60 and ending with the two hundred fortieth (240th) payment. If your employment with the Company terminates prior to your attainment of age 60 for any reason other than your voluntary resignation or for cause, and if you thereafter live to age 60, you will be entitled to this benefit for a period commencing with the month immediately following your attainment of age 60 and ending with the two hundred fortieth (240th) payment. The Salary Continuation Benefit Amount referred to above, which is a percentage of your annual base salary at retirement (or in the event that the immediately preceding sentence applies, 360% of your annual base salary at the time your employment with the Company terminates), shall be determined in accordance with the following table:


                                                            Salary Continuation
                                                              Benefit Amount
                                                             (% of Annual Base
             Your Age at Retirement                        Salary at Retirement)
             ----------------------                        ---------------------
                       60                                           360%
                       61                                           380
                   62 or more                                       400

If you die prior to receiving all monthly salary continuation benefit payments to which you are entitled in accordance with these provisions, all remaining payments shall be made to your spouse (payable to her on the first day of each month during the remainder of the period), or if she has predeceased you or dies prior to receiving all payments to which she is entitled, a lump sum amount equal to the present value of all then remaining monthly payments shall be made to your estate. The discount rate for purposes of calculating the present value of such payments shall be the interest rate used by the PBGC in valuing immediate benefits.

                          C.  Life Insurance Coverage

  The Company will provide you with insurance on your life having a death benefit equal to (a) during the period of your employment with the Company, 300% of your then annual base salary (determined as of each January 1 during such period) and (b) upon your retirement from the Company and thereafter during your lifetime, 60% of the death benefit in force at the time of your
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retirement (with the other 40% of such coverage to be retained by you, in whole or in part, at your option, and at your own personal expense). If the life insurance program of the Company for eligible employees and retirees provides for death benefits in your case that are less than the amount or amounts stipulated above, the Company will provide you with such additional insurance on your life as may be necessary to provide the stipulated coverage. For this purpose, you agree to cooperate fully with the company in the acquisition of such life insurance (or additional life insurance, as the case may be), on a term or whole-life basis, through the purchase of life insurance on a "split-dollar" basis, by the exercise of any conversion option available to you under the Company's life insurance program for eligible employees and retirees, or otherwise; and it is understood that your interest and(or) the interest of any beneficiary in such life insurance shall be limited to the death benefit provided thereunder. All Federal, state and local income taxes payable with respect to the acquisition and maintenance of any insurance on your life shall be for your account.

                        D.  Retiree Health Care Coverage

  If you are not eligible on your retirement, or if your spouse is not eligible on your death prior to your retirement, to participate in the Company's health care program then in force for eligible retirees and their spouses, the Company will thereafter provide you and(or) your spouse with such health care coverage as may from time to time be provided by the Company for eligible retirees and their spouses, subject to the following:

  (a) the coverage provided to you and (or) your spouse will be subject to all of the terms, limitations and conditions of such coverage, other than the requirement that you complete at least 10 years of service for eligibility for such coverage;

  (b) you (or your spouse) shall be required to make the contributions that are generally required of other retirees (or their spouses) from time to time; and

  (c) to the extent determined by the Company, the value of the coverage in excess of the amount described in paragraph (b) shall be reported as taxable income to you (or your spouse) each year.

To the extent that the value of the health care coverage provided to you (or your spouse) is includible in your income (or your spouse's income) for income tax purposes pursuant to paragraph (c) above and to the extent such amounts would not be includible in your income (or your spouse's income) for income tax purposes if you had continued in the employ of the Company until such time as you would otherwise have been eligible for coverage under the
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Company's health care program for eligible retirees and their spouses, the
Company will pay to you (or your spouse) each year an amount which is equal to the sum of:

  (1) the aggregate amount of additional Federal, state or local income taxes payable by you (or your spouse) for that year as a result of the fact that the value of the health care coverage was includible in your taxable income (or your spouse's taxable income) pursuant to paragraph
       (c) above;

  (2) the aggregate amount of additional Federal, state and local income taxes payable by you (or your spouse) for that year as a result of the payment made to you (or your spouse) pursuant to paragraph (1).

Nothing in this Agreement shall require, or shall be construed so as to require, the Company or any of its affiliates to establish, maintain or continue to maintain any health care program for retirees of the Company or their spouses.

  Please acknowledge your agreement with respect to these matters by signing and returning to me the enclosed copy of this letter.

                                          Sincerely,

                                        /s/ Robert J. Darnall
                                        --------------------------
                                         Robert J. Darnall
                                          Chairman, President and
                                           Chief Executive Officer

Acknowledged and agreed
to this 13th day of
December, 1993.


/s/ Judd R. Cool
- ---------------------------
Judd R. Cool